                                                                    EXHIBIT 9(a)

                         [LETTERHEAD OF ROPES & GRAY]

                                January 25, 2001

BlackRock Funds
345 Park Avenue
New York, New York 10154


     Re: Shares of Beneficial Interest Classes SS-1, SS-2, SS-3, SS-4 and SS-5
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(All Representing Interests in the Global Communications Portfolio), and TT-1,
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TT-2, TT-3, TT-4, TT-5 and TT-6 (All Representing Interests in the Core PLUS
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Total Return Portfolio) (collectively, the "Classes")
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Ladies and Gentlemen:

     We have acted as special Massachusetts counsel for BlackRock Funds, a Massachusetts business trust (the "Trust). You have informed us that you intend to register under the Securities Act of 1933, as amended (the "Act"), and offer and sell from time to time your shares of beneficial interest, $.001 par value, of the Classes ("Shares").

     In connection with this opinion, we have examined:

     (i) A copy of your Declaration of Trust dated as of December 22, 1988, as amended (the "Declaration of Trust").

     (ii) A certificate of the Secretary of State of the Commonwealth of Massachusetts dated May 10, 2000 certifying as to your authority to exercise in the Commonwealth all of the powers recited in the Declaration of Trust and to transact business in the Commonwealth.

     (iii) A copy of your Code of Regulations (the "Code of Regulations"), certified by your Secretary.

     (iv) A certificate of your Secretary dated January 12, 2001 as to certain actions of the trustees of the Trust (including their due adoption of resolutions establishing the Classes and authorizing the issuance of Shares in accordance with your registration statement under the Act (the "Registration Statement"), the Declaration of Trust and the Code of Regulations and applicable law from time to time after the effective date under the Act of the Post-Effective Amendment to the Registration Statement that is filed to register the Shares (the "Post-Effective Amendment")), and certifying, among other things, that the original Declaration of Trust was executed within the Commonwealth of Massachusetts and that you have maintained an office in Massachusetts since your organization.

ROPES & GRAY

   BlackRock Funds                     -2-                      January 25, 2001



     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such original documents.

     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules or regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that the issue and sale, after the effective date under the Act of the Post-Effective Amendment, of an unlimited number of Shares has been duly authorized under Massachusetts law, and that, upon the original issue and sale after such effective date of any of such authorized Shares in accordance with the Registration Statement and the requirements of the Declaration of Trust and the Code of Regulations and applicable law, and upon receipt by the Trust of the consideration therefor specified in the Registration Statement as from time to time in effect (which consideration shall in each case be at least equal to the applicable net asset value and the par value of the Shares), the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

     Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, order or other undertaking issued by or on behalf of the Trust or its Trustees, and in the stationery used by the Trust The Declaration of Trust provides for indemnification out of the assets of the Trust belonging to the class(es) of shares owned by such shareholder (and other classes having the same alphabetical designation) for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant class of shares itself (and other classes having the same alphabetical designation) would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement (File No. 33-26305).


                                                            Very truly yours,

                                                            /s/ Ropes & Gray

                                                            ROPES & GRAY